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                                                                     EXHIBIT 12

FRANKLIN FINANCE CORPORATION

COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
AND PREFERRED STOCK DIVIDEND REQUIREMENTS




                                                                                        For the period from
                                                           For the Years Ended          December 22,1997
                                                               December 31,             (inception) through
                                                        1999                  1998      December31,1997
                                                      ---------------------------------------------------------
Net income                                            $ 2,467,247         $ 2,763,552    $              102,547
Fixed charges:
Income before fixed charges                             2,467,247           2,763,552                   102,547
Fixed charges, as above
Preferred stock dividend requirements                   1,800,900           1,801,447                    49,340
Fixed charges and preferred stock dividends             1,800,900           1,801,447                    49,340
Ratio of income to fixed charges
 and preferred stock dividend requirements                   1.37                1.53                      2.08


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